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                                                                    EXHIBIT 23.6



                   CONSENT OF ALEX. BROWN & SONS INCORPORATED



     We hereby consent to the use of our opinion letter dated July 18, 1996 to the Board of Directors of TPI Enterprises, Inc. included as Appendix C to the Joint Proxy Statement/Prospectus of Shoney's Inc. and TPI Enterprises, Inc., which forms a part of the Registration Statement on Form S-4 of Shoney's Inc., and to the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder.



                                          ALEX. BROWN & SONS INCORPORATED



Baltimore, Maryland


July 18, 1996